Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Portfolio Recovery Associates, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-110330 and No. 333-110331) on Form S-8 and the registration statement (No. 333-162224) on Form S-3 of Portfolio Recovery Associates, Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Portfolio Recovery Associates, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated income statements, and statements of changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Portfolio Recovery Associates, Inc.
Our report dated February 25, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states that Portfolio Recovery Associates, Inc. acquired a controlling interest in Claims Compensation Bureau, LLC (CCB) during 2010, and management excluded from its assessment of the effectiveness of Portfolio Recovery Associates, Inc.’s internal control over financial reporting as of December 31, 2010, CCB’s internal control over financial reporting associated with less than 5% of the total assets and total revenues reflected in the consolidated financial statements of the Company as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of Portfolio Recovery Associates, Inc. also excluded an evaluation of the internal control over financial reporting of CCB.
/s/ KPMG LLP
Norfolk, Virginia
February 25, 2011